Exhibit 17.1

EXECUTE SPORTS, INC.

5 May 2006

Boards of Directors of
Execute Sports, Inc.
c/o Todd M. Pitcher,
President & Secretary
1284 Puerta del Sol, Suite 150
San Clemente, CA 92673

Gentlemen:

This is to advise you that, effective as of Friday, 5 May 2006, I hereby resign as Chief Executive Officer and Chairman of Execute Sports. I have determined to explore other opportunities and wish you and Execute Sports the best of luck.

Very truly,

/s/ Donald Dallape
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Donald Dallape